Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION 650 PAGE MILL ROAD PALO ALTO, CA 94304-1050 O: 650.493.9300 F: 866.974.7329

February 20, 2025
Cloudflare, Inc.
101 Townsend Street
San Francisco, CA 94107
Re: Registration Statement on Form S-8
Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cloudflare, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 20,691,310 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 17,242,759 shares of Class A common stock to be issued under the 2019 Equity Incentive Plan, as amended, and (ii) 3,448,551 shares of Class A common stock to be issued under the Amended and Restated 2019 Employee Stock Purchase Plan (collectively, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation